UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2005

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16765 (Commission File Number)	33-0387846 (I.R.S. Employer Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On July 20, 2005, Trizec Properties, Inc. (“Trizec”) acquired Figueroa at Wilshire, a 1,039,000 square-foot office property that is located in the Central Business District of Los Angeles, California, for a purchase price of $356.7 million. To finance a substantial portion of the purchase price of the acquisition, Trizec borrowed approximately $302.0 million under its existing unsecured credit facility with a group of banks led by Deutsche Bank Securities Inc. and Banc of America Securities LLC. As a result of this additional draw, the total balance outstanding under Trizec’s unsecured credit facility increased to approximately $452.0 million as of July 19, 2005, the funding date for the acquisition.

     Trizec’s unsecured credit facility, which matures in June 2007 and can be extended for one year at Trizec’s option subject to the satisfaction of certain conditions, consists of a revolving component and a term component. The unsecured credit facility bears interest at LIBOR plus a spread in the range of 1.15% to 2.0% or at Base Rate (as defined in the credit facility) plus a spread of up to 0.75%. As of July 21, 2005, the total amount of $452.0 million outstanding under the credit facility had a weighted average interest rate of 5.96%. Under the terms of the unsecured credit facility, as a result of the closing of the acquisition of Figueroa at Wilshire, the total amount that may be borrowed under the unsecured credit facility increased to approximately $600.0 million.

     The unsecured credit agreement has been filed as Exhibit 10.1 to Trizec’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.
Date: July 22, 2005	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer